Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165548 on Form S-3 and Registration Statement Nos. 333-159275 and 333-110228 on Form S-8 of our reports dated February 18, 2011, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, and the effectiveness of AXIS’s internal control over financial reporting appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2010.

Our reports refer to the Company’s adoption, on April 1, 2009 of FSP FAS 115-2, Recognition and Presentation of Other-Than-Temporary Impairments (Codified in FASB ASC Topic 320, Investments – Debt and Equity Securities).

/s/ Deloitte & Touche

Hamilton, Bermuda

February 18, 2011